EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            INKSURE TECHNOLOGIES INC.

It is hereby certified that:

FIRST: The name of the corporation is InkSure Technologies Inc. (the "Corporation")

SECOND: The Certificate of Incorporation of the Corporation filed on June 30, 2003, as amended by a Certificate of Merger filed on July 7, 2003 and by a Certificate of Amendment filed on June 27, 2007, is hereby further amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said Article the following:

               "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be Seventy Five Million (75,000,000) shares of common stock, par value $0.01 per share ("Common Stock"), and Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share ("Preferred Stock")."

THIRD: The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, effective as of this 21st day of September, 2010.

INKSURE TECHNOLOGIES INC.

By: /s/ Tal Gilat
-----------------
Name: Tal Gilat
Title: President and Chief Executive Officer